Exhibit 5.1

February 13, 2025

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

Re:      STAG Industrial, Inc. – Offering of up to $750,000,000 of Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to STAG Industrial, Inc., a Maryland corporation (the “Company”), in connection with the sale from time to time of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) having an aggregate offering price of up to $750,000,000 (the “Shares”) pursuant to the terms of separate Equity Distribution Agreements, each dated as of February 17, 2022 (collectively, including those certain amendments thereto, dated as of July 27, 2023 and February 13, 2025, the “Equity Distribution Agreements”), by and among the Company, STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and each of Robert W. Baird & Co. Incorporated, BofA Securities, Inc., BMO Capital Markets Corp., BTIG, LLC, Citigroup Global Markets Inc., Evercore Group L.L.C., Jefferies LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, Regions Securities LLC, TD Securities (USA) LLC, Truist Securities, Inc., and Wells Fargo Securities, LLC, as an agent, principal and/or forward seller (in such capacities, collectively, the “Agents” or the “Forward Sellers,” as applicable), and each of Robert W. Baird & Co. Incorporated, Bank of America, N.A., Bank of Montreal, Nomura Global Financial Products, Inc., Citibank, N.A., Jefferies LLC, Raymond James & Associates, Inc., Royal Bank of Canada, Regions Securities LLC, The Toronto-Dominion Bank, Truist Bank, and Wells Fargo Bank, National Association, as a forward purchaser (in such capacity, collectively, the “Forward Purchasers”). The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-284881), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 12, 2025 (the “Registration Statement”), including the base prospectus, dated February 12, 2025, included therein (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 13, 2025, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on February 13, 2025 (together with the Base Prospectus, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation:

(i)	the Registration Statement and the Prospectus;

(ii)	executed copies of the Equity Distribution Agreements;

(iii)	the Articles of Amendment and Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland as of January 29, 2025, and by an officer of the Company as of the date hereof (collectively, the “Charter”), and the Third Amended and Restated Bylaws of the Company, as presently in effect, as certified by an officer of the Company as of the date hereof (together with the Charter, the “Company Charter Documents”);

STAG Industrial, Inc.

February 13, 2025

(iv)	a certificate of status (good standing) of the State Department of Assessments and Taxation of the State of Maryland certifying as to the incorporation and good standing of the Company under the laws of the State of Maryland, dated as of January 24, 2025 (the “Company Good Standing Certificate”);

(v)	resolutions adopted by the Board of Directors of the Company (the “Board”), or a committee thereof, certified by an officer of the Company, as of the date hereof (collectively, the “Resolutions”), relating to, among other things, the delegation to certain members of the Board (the “ATM Program Group”) of all of the powers that may lawfully be delegated to directors in connection with the sale of the Shares, and the delegation to certain officers of the Company of the power to determine, among other things, the number of Shares and the offering price of the Shares to be sold from time to time pursuant to the Equity Distribution Agreements, in each case, subject to certain parameters; and

(vi)	certificates of officers and representatives of the Company.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due and valid authorization, execution (including without limitation, via DocuSign eSignature or similar technology) and delivery of the Equity Distribution Agreements and all other agreements, instruments and other documents by all the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, records, certificates and other instruments were authentic and complete; (v) the legal capacity, competency and authority of all individuals executing documents; (vi) that the Equity Distribution Agreements and all other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms, and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that there are no agreements or understandings between or among the parties to the Equity Distribution Agreements or third parties that would expand, modify or otherwise affect the terms of the Equity Distribution Agreements or the respective rights or obligations of the parties thereunder; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof, and that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate.

In addition, we have assumed, without independent investigation or verification, that (i) none of the Shares will be issued or sold in violation of Article VI of the Charter, (ii) upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, (iii) the aggregate gross sales price for the Shares issued pursuant to the Equity Distribution Agreements will not exceed $750,000,000, and (iv) prior to the issuance of Shares, a duly authorized officer or a member of the ATM Program Group will determine the price and certain other terms of issuance of such Shares in accordance with the Resolutions (the “Corporate Proceedings”).

STAG Industrial, Inc.

February 13, 2025

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions and exceptions set forth herein, we are of the opinion that the Shares to be issued by the Company pursuant to the Equity Distribution Agreements are duly authorized and, upon issuance and delivery of the Shares and receipt by the Company of payment of the purchase price therefor in accordance with the Resolutions, the Corporate Proceedings and the terms of the Equity Distribution Agreements, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, the Maryland General Corporation Law. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act, and to the reference to our firm’s name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Paul Hastings LLP